EXHIBIT 99.1

Xtreme Oil & Gas Has Engaged Southwest Securities as its Investment Banker

PLANO, TX--Xtreme Oil & Gas, Inc. (OTCQB: XTOG) (OTC.BB: XTOG), announced today that the company has engaged Southwest Securities, Inc. to assist the Company’s Board of Directors and management in raising capital for the acquisition of a tank truck service company, general corporate purposes and to advise Xtreme in fulfilling our acquisition strategy and enhancing shareholder value and liquidity.  Southwest is a FINRA member and SEC-registered broker-dealer.

The tank truck service company is an oilfield trucking service company providing oilfield fluid trucking services principally in Oklahoma. Headquartered in Oklahoma, with regional operations in Anadarko Basin, Arkoma Basin and Granite Wash play in Oklahoma.  The Company operates 34 transport trucks, one bobtail truck and 115 frac tanks.

"We are pleased to engage the corporate finance professionals at Southwest Securities,” stated Willard G. McAndrew III, CEO of Xtreme Oil & Gas. “SWS provides Xtreme with exceptional advice and access to the capital markets to fund our growth in the oilfield services sector.  The tank truck service Company is our first planned acquisition that will enhance our cash flow and asset base.”

Xtreme Oil & Gas, Inc. is a Dallas-based independent energy company engaged in the exploration, development, acquisition, and production of crude oil and natural gas with operations from properties it owns in Texas, Oklahoma, and Kansas. The company’s oilfield services disposes of saltwater for independent energy producers.

Southwest Securities, Inc., a member of NYSE, FINRA and SIPC, provides securities brokerage, investment banking and securities clearing services to a broad range of individual, corporate, public and industry clients. The firm is a wholly owned subsidiary of SWS Group, Inc. (NYSE: SWS), a financial services holding company.

Forward-Looking Statements

Statements included in this release related to Xtreme Oil & Gas, Inc. constitute or may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as the inherent uncertainty of finding and developing oil and gas properties, the technological and financial difficulties inherent in these activities, the price of hydrocarbons and the Company's ability to estimate accurately net revenues due to variability in size, scope and duration of projects. Further information on potential risk factors that could affect the Company's financial results can be found in the Company's reports filed with the Securities and Exchange Commission.

Contact:

Company
Xtreme Oil & Gas, Inc.
(214) 432-8002
www.xtoginc.com